UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 1, 2013
MOBETIZE CORP.
(Exact name of registrant as specified in its charter)
Nevada	333-181747	99-0373704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
51 Bay View Drive, Point Roberts, Washington, United States		98281
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(206) 347-4515
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01      Entry into Material Definitive Agreement

ITEM 3.02      Unregistered Sales of Equity Securities

We entered into an agreement dated October 1, 2013 with Hugo Cuevas-Mohr.  Pursuant to this agreement, Mr. Cuevas-Mohr agreed to serve as a consultant as an expert in the field of money remittance and payment processing. The agreement is for six months.  As compensation, we agreed to pay Mr. Cuevas-Mohr a fee of $150 per hour with a minimum of 20 hours of work to be performed per quarter.  Additionally, the compensation to Mr. Cuevas-Mohr will be paid 50% in cash and 50% in unregistered common shares of our company.  The shares issued to Mr. Cuevas-Mohr will have a deemed value of the then market price of our shares on the date of share issuance.

On December 31, 2013, we issued 1,200 to one person pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, on the basis that they represented to our company that they were an “accredited investor” as such term is defined in Rule 501(a) of Regulation D.

Further, we entered into an agreement dated November 13, 2013 with Institutional Marketing Services, Inc. (“IMS”).  Pursuant to this agreement, IMS will provide our company with investor relations services.  The term of the agreement is until March 31, 2014 and will then continue on a month to month basis. As compensation for such services, we agreed to pay IMS a monthly retainer fee of $6,000 per month.  In connection with the agreement, we agreed to issue Mr. John G. Nesbett an aggregate of 60,000 unregistered common shares of our company (to be issued in four equal installments of 15,000 common shares on December 15, 2013, November 15, 2014, May 15, 2015 and November 15, 2015).

On December 15, 2013, we issued 15,000 to one person pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, on the basis that they represented to our company that they were an “accredited investor” as such term is defined in Rule 501(a) of Regulation D.

Item 9.01        Financial Statements and Exhibits

10.1	Agreement between our company and Hugo Cuevas-Mohr dated October 1, 2013.
10.2	Agreement between our company and Institutional Marketing Services, Inc. dated November 13, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBETIZE CORP.
/s/ Stephen Fowler
Stephen Fowler
President and Director

Date: March 17, 2014